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                                                                    EXHIBIT 10.2



                        AMERICAN HEALTH PROPERTIES, INC.

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                      WITH

                                STEVEN A. ROSEMAN

         This Executive Employment Agreement (the "Agreement") is entered into as of July 7, 1997, between AMERICAN HEALTH PROPERTIES, INC., a Delaware corporation (the "Company") and STEVEN A. ROSEMAN, an individual ("Executive").

1.       EMPLOYMENT AND TERM

         The Company agrees to employ Executive for the period commencing on the day and the year first written above and ending on the earlier of: (a) the date of termination of Executive's employment in accordance with Section 4(a)-(c) below or (b) the date that is two (2) years from the date the Company provides Executive with written notice of termination of Executive's employment. The Board of Directors of the Company (the "Board") shall review the terms of Executive's employment on an annual basis and shall make such modifications to the terms as the Board in its discretion shall deem appropriate and as Executive shall consent.

2.       DUTIES

         (a) Executive shall serve in the capacity of Senior Vice President, General Counsel and Corporate Secretary. Executive shall perform such services and duties as are usually associated with such positions as well as those decided upon by the President and the Board.

         (b) Executive shall devote his full business time and energy to the business and affairs of the Company and shall use his best efforts and abilities faithfully and diligently to promote the business interests of the Company and its subsidiaries as directed by and to the reasonable satisfaction of the President and the Board.

         (c) Executive's services shall be rendered in accordance with such policies as the Company may establish for the conduct of its officers and employees.

         (d) Provided such services or investments do not violate any applicable law, regulation or order or interfere in any way with the faithful and diligent performance by Executive of services to the Company otherwise required or contemplated by this Agreement or requested by the Board, Executive may:

                  (i) Serve as a director, trustee, or in any other similar capacity of any business enterprise or any civic, educational, charitable or trade organization if the Board has been informed of such service and the Board has not expressly requested Executive to refuse, or to discontinue, such service, and
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                  (ii) Make and manage personal business investments of
         Executive's choice that are consistent with the conflict-of-interest policies of the Company.

3.       COMPENSATION

         Commencing as of July 7, 1997, the Company shall compensate Executive as follows:

         (a) Base Salary. Executive shall receive a Base Salary at the rate of One Hundred Seventy-five Thousand Dollars ($175,000) per annum which shall be payable in semi-monthly installments in conformity with the Company's policy relating to its employees generally as in effect from time to time. Executive's Base Salary shall be reviewed periodically by the Board and may be increased by action of the Board upon such review, but Executive's salary shall not be decreased except as provided in Sections 4 and 5.

         (b) Incentive Compensation. The Board may, in its discretion, award an annual bonus in addition to base compensation. Such bonus, if any, shall be paid in such amount and based upon such criteria as are from time to time adopted by the Board.

         (c) Additional Benefits. Executive also shall be entitled to receive all benefits for which he is eligible under the terms of any stock incentive plan, pension plan, SERP, life, medical, dental, vision and disability insurance and reimbursement programs, and any other plans or arrangements, which the Company may provide for executive officers from time to time ("Additional Benefits"). Additional Benefits shall in all respects be paid in accordance with the then-existing plans, or policies, programs, or arrangements establishing or governing such Additional Benefits. The Company reserves the right to add, terminate, or amend any existing plans, policies, programs, or arrangements during the term of this Agreement and at all other times.

         (d) Vacation. Vacation, at full pay, of four (4) weeks per calendar year. Vacation not used during any calendar year may not be carried over to the following year.

         All compensation paid to Executive shall be subject to withholding for taxes and subject to payroll and other taxes as required by applicable law and in conformity with the Company's policies relating thereto as in effect from time to time.

4.       TERMINATION OF EMPLOYMENT BY THE COMPANY

         The compensation provided for in Section 3 of this Agreement and Executive's employment by the Company may be terminated by the Company prior to expiration of the term set forth in Section 1(b) as provided for below:

         (a) Disability. If Executive becomes either partially or totally unable to perform his duties after the making of reasonable accommodations because of any physical or mental disability during the term of his employment hereunder for three (3) consecutive calendar months or for shorter periods aggregating 90 or more business days in any 12-month period, Executive's employment may be



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terminated by the Company at any time during the continuance of such disability.
Upon termination as described in this Section 4(a), Executive shall be entitled to receive the Base Salary provided for in Section 3(a) of this Agreement for a period of 90 days after such termination. The Company shall offset against such Base Salary payments any payments received by Executive as a result of such illness or injury pursuant to any federal or state program or any salary continuation or similar program or disability insurance established by the Company.

         Upon termination as described in this Section 4(a), Executive shall resign from his offices as an officer of the Company and its subsidiaries and the Company shall continue Executive's coverage under any and all life, medical, dental, vision and disability insurance plans for a period of 120 days after such termination at the expense of the Company. Other Additional Benefits shall be made available to Executive as required by applicable laws, including the health coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. ss.ss. 1161-1168 ("COBRA"), and by the terms of the Additional Benefit plans, policies, programs, and arrangements in effect at the time of termination. Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), shall begin on the date of the termination of his employment under this Section 4(a). Executive agrees to execute such documents as may be requested by the Company in order to comply with its obligations under this
Section 4(a) and under COBRA and other applicable laws. The Company shall provide Executive with the health coverage continuation benefits specified by COBRA whether or not the Company is obligated under COBRA to do so.

         (b) Death. If Executive dies during the term of this Agreement, Executive's Beneficiary or Beneficiaries, as defined in Section 7 of this Agreement, shall be entitled to receive the Base Salary provided for in Section 3(a) of this Agreement for a period of 90 days after the date such death occurs. Additional Benefits shall be made available to the Beneficiaries of Executive under the life, medical, dental, vision and other Additional Benefit plans, policies, programs, and arrangements, as required by applicable laws, including COBRA, and by the terms of the Additional Benefit plans, policies, programs, and arrangements in effect at the time of Executive's death. The Company shall provide Executive's Beneficiaries with the health coverage continuation benefits specified by COBRA whether or not the Company is obligated under COBRA to do so.

         (c) For Cause. The Company may upon 14 days' notice to Executive terminate this Agreement and all of its obligations hereunder to Executive accruing after the date of such termination if the termination is for "cause." A termination for cause is a termination effected by the Board on one or more of the following grounds: (i) that Executive has been declared of unsound mind by a court, (ii) that Executive has been convicted of a felony, (iii) that Executive has been convicted of a misdemeanor involving moral turpitude, (iv) that Executive has repeatedly committed a material breach of this Agreement (provided that Executive has been notified of the prior breach), or (v) that Executive has not permanently relocated his principal residence to a location which is within 80 miles of the Company's principal executive offices by September 1, 1998.

         Except as expressly required by applicable laws, including COBRA if applicable, and by the terms of the Additional Benefits plans, policies, programs, and arrangements then in effect, upon such termination, Executive's rights under Section 3 of this Agreement shall terminate on the date of the termination of his employment under this Section 4(c). Executive's period of coverage under COBRA

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(29 U.S.C. ss. 1162(2)), if any, shall begin on the date of the termination of his employment under this Section 4(c). Upon termination as described in this
Section 4(c), Executive shall resign from his offices as an officer of the Company and its subsidiaries. Executive agrees to execute all documents as may be requested by the Company in order to comply with its obligations under this
Section 4(c) and under COBRA, if applicable, and any other applicable laws.

         (d) Other Termination. The Company may by notice to Executive terminate Executive's employment for reasons other than those specified in Sections 4(a) through (c) above. In the event notice of termination of Executive's employment is given by the Company for reasons other than those specified in Sections 4(a) through (c), from the date of such notice of termination Executive shall be entitled to receive only the compensation specifically provided below:

                  (i) The Executive's annual Base Salary in effect at the time of termination until the expiration of the employment period as provided in Section 1(b) of this Agreement.

                  (ii) Additional Benefits under any life, medical, dental, vision and disability insurance and reimbursement programs in which Executive was participating at the time of notice of termination of Executive's employment, which benefits shall be continued until the earlier to occur of the expiration of Executive's employment period as provided in Section 1(b) or Executive's acceptance of comparable employment. Additional Benefits under the terms of any stock incentive plan, pension plan and SERP will not be continued except as expressly required by applicable laws or by the terms of the Additional Benefits plans, policies, programs, and arrangements then in effect.

                  (iii) Immediate acceleration of vesting of stock options and acceleration of the lapse of restrictions of any restricted stock awards held by Executive that would have vested or lapsed during the period between notice of termination of Executive's employment and the expiration of Executive's employment period as provided in Section 1(b).

         Upon termination of Executive's employment as described in this Section 4(d), Executive shall resign from his offices as an officer of the Company and its subsidiaries and the Company shall, at the option of Executive, (i) continue installment payments to Executive on the periodic basis described in Section 3(a) at the rate and for the duration of the employment period specified in
Section 4(d)(i); or (ii) make a lump sum payment to Executive equal to seventy-five percent (75%) of the amounts due Executive under Section 4(d)(i) for the duration of the employment period specified therein. A lump sum payment in accordance with this paragraph shall be made within ten (10) working days of Executive's election.

         Upon termination of Executive's employment as described in this Section 4(d), Additional Benefits shall be made available to Executive as required by applicable laws, including COBRA. Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), for purposes of this Section 4(d) shall begin on the date of the termination of the benefits to which Executive is entitled pursuant to
Section 4(d)(ii). Executive agrees to execute such documents as may be requested by the Company in order to comply with its obligations under this Section 4(d) and under COBRA and any other



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applicable laws. The Company shall provide Executive with the health coverage continuation benefits specified by COBRA whether or not the Company is obligated under COBRA to do so.

         (e) Constructive Termination. The occurrence of any of the following events shall be deemed a termination of Executive's employment under Section 4(d) above:

                  (i) Failure to elect or reelect or otherwise to maintain Executive in the office or the position, or a substantially equivalent office or position, with the Company which Executive holds as of the date of this agreement (or which may be increased from time to time).

                  (ii) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to Executive's position with the Company, a reduction in Executive's Base Salary, as increased from time to time, or the termination or denial of Executive's rights to a substantial amount of Additional Benefits as herein provided, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from Executive of such change, reduction or termination, as the case may be.

                  (iii) The Company shall relocate its principal executive offices, or require Executive to have his principal location of work changed, to any location which is not within the State of California and is in excess of 80 miles from its present location.

                  (iv) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

5.       TERMINATION RELATING TO CHANGE OF CONTROL

         (a) Any of the following events shall constitute a "Change of Control" hereunder:

                  (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                  (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to



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         represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         (b) Within 180 days of a Change of Control, Executive may terminate employment with the Company by delivering written notice of such termination to the Company, accompanied by Executive's resignation from his offices as an officer of the Company and its subsidiaries. Upon Executive's termination of employment as specified in the preceding sentence, or if the Company (or any successor) terminates Executive's employment for any reason within 180 days of a Change of Control, Executive shall be entitled to receive:

                  (i) A lump sum payment equal to two (2) times Executive's Average Annual Compensation. "Average Annual Compensation" shall mean the average of Executive's combined salary plus Bonus for the two calendar years immediately preceding the date of determination. If for either of the two calendar years in the calculation period Executive was employed for less than a full year by the Company, Executive's salary and Bonus for such year(s) shall be computed on an annualized basis. "Bonus" shall mean the cash portion of any incentive compensation paid to Executive plus an amount in cash equal to the value of any restricted stock or stock options received by Executive as a deferral of or in lieu of a cash bonus.

                  (ii) Additional Benefits under any life, medical, dental, vision and disability insurance and reimbursement programs in which Executive was participating at the time of notice of termination of Executive's employment, which benefits shall be continued until the earlier to occur of the expiration of Executive's employment period as provided in Section 1(b) or Executive's acceptance of comparable employment. Additional Benefits under the terms of any stock incentive plan, pension plan and SERP will not be continued except as expressly required by applicable laws or by the terms of the Additional Benefits plans, policies, programs, and arrangements then in effect.

                  (iii) Immediate acceleration of vesting of all stock options and immediate lapse of restrictions on all restricted stock awards held by Executive.

         (c) In connection with any termination of employment pursuant to this
Section 5, the Company shall provide Executive with outplacement services from an outplacement firm of Executive's choice up to a maximum cost of $10,000.

         (d) If any dispute arises between the Company (or any successor) and Executive regarding Executive's rights under this Section 5, Executive shall be entitled to recover his attorneys' fees and costs incurred in connection with such dispute.



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         (e) Notwithstanding any other provision of this Section 5, if the aggregate of all amounts Executive is entitled to receive as a result of termination of employment pursuant to this Section 5 equals or exceeds an amount that would cause Executive to be deemed to receive an "excess parachute payment" as defined in Internal Revenue Code Section 280G and would subject Executive to an excise tax liability under Internal Revenue Code Section 4999, Executive may elect to receive only those amounts that in the aggregate would not cause Executive to be deemed to receive an "excess parachute payment" and irrevocably waive his right to receive any other amounts he would otherwise be entitled to under this Section 5.

         (f) Any payments under Sections 5(b)-(e) shall be in lieu of any payments under Section 4(d).

6.       TERMINATION OF EMPLOYMENT BY EXECUTIVE.

         (a) In addition to his rights under Section 5 hereof, Executive may terminate employment with the Company without cause as of a specified date not less than 30 days and not more than 90 days after delivering written notice of such termination to the Company. Upon the effective date of such termination, Executive's right to receive the compensation provided for in Section 3 of this Agreement shall terminate. The Company may at any time in its sole discretion waive all or part of the notice period and specify any day in such period that has not yet occurred as the date of termination for purposes of this Section 6(a); in the event of such occurrence, the Company shall pay Executive the amount of the compensation provided for in Section 3 of this Agreement for the remainder of the notice period given by Executive.

         (b) Upon termination as described in Section 6(a), Additional Benefits will be made available to Executive as required by applicable laws, including COBRA, if applicable, and by the terms of the Additional Benefit plans, policies, programs, and arrangements in effect at the time of termination. Executive's period of coverage under COBRA (29 U.S.C. ss. 1162(2)), if any, shall begin on the date of the termination of his employment under Section 6(a). Executive agrees to execute such documents as may be requested by the Company in order to comply with its obligations under this Section 6(b) and under COBRA, if applicable, and any other applicable laws.

7.       DESIGNATION OF BENEFICIARY

         Executive may designate one or more persons or entities (including a trust or trusts or his estate) to receive any compensation payable to him under
Section 4(b) ("Beneficiaries"). If Executive shall designate more than one Beneficiary, he shall set forth the proportion in which each is to receive such compensation; any such designation which fails to set forth such proportion shall be an invalid designation as to all those so designated. Executive also may designate one or more successor Beneficiaries who shall succeed to the rights of the Beneficiaries originally designated, in case the latter should die prior to the receipt of full payment. Executive may from time to time change any designation so made, and that last designation shall be controlling. If Executive designates a person other than, or in addition to, his spouse, his spouse shall specifically approve his designation and authorize the Company to pay his compensation as designated. In the absence of a valid designation by Executive meeting the requirements of this Section 7, or in the event of the death of a Beneficiary for



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whom no successor Beneficiary has been validly designated, Executive's compensation, or the portion of such compensation then payable to such deceased Beneficiary, shall be paid to the administrator or executor of Executive's estate for the benefit of Executive's estate, who shall in that event be deemed a Beneficiary under this Section 7.

         Executive's designation and his spouse's approval and authorization, if necessary, must be in the form of a signed writing witnessed by two adult persons (other than any designated Beneficiary) and must have been delivered to the Company prior to Executive's death.

8.       REIMBURSEMENT OF EXPENDITURES

         During the term of this Agreement, the Company shall reimburse Executive for business expenses reasonably and necessarily incurred by him on its behalf in accordance with its business-expense reimbursement policies as in effect from time to time and subject to Executive's furnishing such substantiation of such expenses as the Company may require. Without limitation on the foregoing, the Company shall reimburse Executive for bar association dues and the costs of attendance at continuing legal education seminars.

9.       CONFIDENTIAL INFORMATION

         During the term of this Agreement, Executive shall not disclose to any persons (other than another employee of the Company) any confidential information relating to the business of the Company obtained by him while in the employ of the Company, without the consent of the Board, except as necessary or appropriate in the discharge of his obligations to the Company and its shareholders.

10.      NONASSIGNMENT OF EXECUTIVE'S OBLIGATIONS AND DUTIES

         The obligations and duties of Executive hereunder shall be personal and not assignable.

11.      AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of and shall be binding upon the Company and its respective successors and assigns, including any purchaser of all or substantially all of its assets, and shall be binding upon Executive's assigns, executors, administrators, Beneficiaries, or their legal representatives.

12.      NOTICES

         Any notices provided for in this Agreement shall be sent to the Company at American Health Properties, Inc., 6400 Fiddlers Green Circle, Suite 1800, Englewood, Colorado 80111, Attention: Chairman, Compensation Committee, or at such other address as the Company may from time to time in writing designate, and to Executive at 6400 Fiddlers Green Circle, Suite 1800, Englewood, Colorado 80111, or at such other address as he may from time to time in writing designate. All notices will be deemed to have been delivered (i) as of the first to occur of actual receipt or two (2) business



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days after being sent by certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to whom addressed or (ii) if notice is given in any other manner, when actually received.

13.      ENTIRE AGREEMENT

         This instrument contains the entire agreement between the Company and Executive relating to the subject of Executive's employment by the Company, except to the extent that the terms and provisions of Additional Benefits, expense reimbursement policies and Company policies governing executives and employees generally are (as referred to herein) set forth in other documents. This Agreement supersedes all prior and contemporaneous oral and written agreements, understandings, and representations, if any, among the parties.

14.      TERMINATION OF AGREEMENT

         This Agreement shall terminate at the end of the period of Executive's employment, as described in Section 1 of this Agreement (or at the end of any different period specifically set forth herein for the termination of Executive's employment), and may be continued thereafter only upon the execution of a writing to that effect signed by the Company and Executive. If Executive's employment continues after the termination of this Agreement for any period during which no such writing is in effect, Executive shall be deemed to be employed at the will of the Company and his employment may be terminated at any time with or without notice and with or without cause and without obligation of any party to any other party.

15.      WAIVERS

         The waiver or breach of any term or condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

16.      GOVERNING LAW

         This Agreement will be governed by and construed in accordance with the laws of Colorado.

17.      SEVERABILITY

         If any provision or clause of any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

18.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.


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19.      NO CONFLICT WITH PRIOR AGREEMENTS AND RIGHTS

         Executive hereby represents and warrants to the Company that neither the execution of this Agreement nor performance by Executive of his obligations hereunder conflicts with any contractual commitment on his part to any third party or violates or interferes with any right of any third party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.





                                               AMERICAN HEALTH PROPERTIES, INC.


                                               By /s/ JOSEPH P. SULLIVAN
                                                 ------------------------------
                                                 Joseph P. Sullivan
                                                 President and
                                                 Chief Executive Officer





/s/ STEVEN A. ROSEMAN
------------------------------
Executive




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